Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Second Quarter 2022 Financial and Operating

Results

Successfully closed strategic acquisitions in the Delaware Basin, doubling basin processing capacity and significantly increasing Crestwood’s cash flow contribution from the most active and economic basin in the U.S.

Second quarter 2022 net income of $39 million and Adjusted EBITDA1 of $180 million, a 23% increase year-over-year, driven by robust Delaware Basin activity and strong commodity prices, offset by a $13 million winter weather impact in the Williston Basin

Strong cash flow profile and balance sheet highlighted by a coverage ratio of 1.7x and a leverage ratio of 3.7x as of June 30, 2022; substantial free cash flow generation in 2023 drives leverage to long-term target of 3.5x

Revised 2022E Adjusted EBITDA guidance range of $800 million to $840 million which reflects first half 2022 results, recent acquisitions and divestiture impacts, and latest development plans from customers in Crestwood’s core operating basins

HOUSTON, TEXAS, July 26, 2022 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended June 30, 2022.

Second Quarter 2022 Financial Highlights1

•	Second quarter 2022 net income of $39.4 million, compared to a net loss of $38.1 million in second quarter 2021

•	Second quarter 2022 Adjusted EBITDA of $179.7 million, compared to $145.7 million in the second quarter 2021, an increase of more than 23% year-over-year

•	Second quarter 2022 distributable cash flow (“DCF”) to common unitholders of $108.1 million resulting in a coverage ratio of 1.7x

•	Ended the quarter with approximately $2.9 billion of total debt, including $679 million drawn on its revolving credit facility, resulting in a 3.7x leverage ratio

•

Announced second quarter 2022 cash distribution of $0.655 per common unit, or $2.62 per common unit on an annualized basis, an approximate 5% increase year-over-year, payable on August 12, 2022, to unitholders of record as of August 5, 2022

Recent Developments

•

On July 1, 2022, Crestwood completed the divestiture of its legacy Barnett assets to EnLink Midstream LLC (NYSE: ENLC) for $275 million in cash which was used to reduce borrowings under the $1.5 billion revolving credit facility

1 Please see non-GAAP reconciliation tables included at the end of the press release.

-more-

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•

On July 1, 2022, Oasis Petroleum Inc. (“Oasis”) and Whiting Petroleum Corporation (“Whiting”) completed the previously announced merger to create Chord Energy Inc. (NASDAQ: CHRD) (“Chord Energy”), and as a result, Oasis transferred its Crestwood common units and rights to designate two members to the Crestwood Board of Directors to Chord Energy

•

On July 11, 2022, Crestwood completed the previously announced acquisitions of Sendero Midstream Partners LP (“Sendero”) for $600 million in cash, and First Reserve’s 50% interest in Crestwood Permian Basin Holdings LLC (“CPJV”) for 11.3 million Crestwood common units

Management Commentary

“Earlier this year, Crestwood took further strategic actions to high-grade our asset portfolio and build immediate scale in the Delaware Basin through the successful acquisitions of Sendero and CPJV, and helped efficiently finance these transactions through the divestiture of our non-core Barnett Shale assets,” commented Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood. “When combined with the Oasis Midstream transaction, which closed in February of this year, Crestwood has delivered on its near-term strategy of creating value through strategic acquisitions and has increased annual cash flow from its core operating basins by greater than 55% since 2019, while maintaining our strong balance sheet. As we look into the second half of 2022 and 2023, the commodity outlook remains very favorable for our top-tier customers in the Williston, Delaware, and Powder River basins and our portfolio is now well positioned to shift our strategy back to harvest mode as we look to leverage our larger asset base to better service our customers’ production growth. Over the next twelve to twenty-four months, Crestwood is focused on the integration of the current portfolio to ensure full optimization and value capture of all operational and commercial synergies, and the maximization of free cash flow generation to enhance long-term returns to its investors.”

Mr. Phillips continued, “In the second quarter 2022, Crestwood generated $180 million in Adjusted EBITDA and distributable cash flow of $108 million, increases of 23% and 26% year-over-year, respectively. During the quarter, North Dakota experienced two unusually late, extreme winter storms which caused prolonged power outages and other facilities disruptions that impacted Williston Basin production by up to 22%. While Crestwood’s second quarter results were adversely affected by the storms, I am very proud of the work that our operations and commercial teams did alongside our producer customers to ensure our assets were back up and running as safely and efficiently as possible. In light of our busy first half of the year, we are revising our full-year 2022E Adjusted EBITDA guidance range to $800 million to $840 million to reflect the Delaware Basin acquisitions completed in the second half of 2022, partially offset by the one-time weather related impacts and the Barnett Shale divestiture. We remain increasingly optimistic in the outlook for our business as our producer customers continue to catch up on completions around our core assets to capitalize on favorable commodity prices, and we shift our focus away from recent M&A and back to maximizing free cash flow growth.”

Second Quarter 2022 Segment Results and Outlook

Gathering and Processing North (G&P North) segment EBITDA totaled $152.7 million in the second quarter 2022, compared to $103.6 million in the second quarter 2021, an increase of 47% year-over-year. During the second quarter 2022, segment EBITDA increased primarily as a result of the contribution from the Oasis Midstream assets and the continued favorable impact of higher commodity

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prices on the Arrow system. In the Williston Basin, volumes were negatively affected during the quarter due to two late season winter storms that had a significant impact on basin-wide upstream and midstream operations in April and May. Due to the loss of power at producer facilities, oil, gas, and produced water volumes were impacted resulting in an estimated $13 million impact to Crestwood’s quarterly cash flow.

Gathering & Processing South (G&P South) segment EBITDA totaled $31.9 million in the second quarter 2022, compared to $19.9 million in the second quarter 2021, an increase of 60% year-over-year. The second quarter of 2022 excludes a $7.1 million non-cash loss on long-lived assets related to the sale of spare parts inventory associated with our legacy Granite Wash operations. During the second quarter 2022, total gas gathering volumes increased 5% year-over-year, driven largely by producers in Eddy County, New Mexico, who continue to run active drilling programs. As a result, Delaware Basin gas gathering volumes increased 22% year-over-year, gas processing volumes increased 124% year-over-year, and the Orla processing plant achieved new daily processing records during the quarter. G&P South EBITDA also benefited from the integration of Oasis Midstream’s Delaware Basin crude oil and produced water gathering assets, as well as the impact of sustained higher natural gas prices on the percent-of-index contracts on the recently divested Barnett Shale assets.

Storage & Logistics (S&L) segment EBITDA totaled $4.6 million in the second quarter 2022, compared to $27.4 million in the second quarter 2021. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. Second quarter 2021 segment EBITDA includes a $14 million contribution from the Stagecoach Gas Services joint venture that was divested in July 2021 and excludes a $38.5 million impairment recorded by Crestwood’s equity investment in Stagecoach Gas Services. Second quarter 2022 segment EBITDA was impacted by financial positions entered into to provide partial protection against significant commodity price swings on our gathering and processing operations. During the second quarter of 2022, the business benefited from increased volumes offset by limited storage opportunities as a result of the backwardated markets. The Tres Palacios gas storage facility has continued to experience favorable storage rates due to its proximity to power generation and Gulf Coast LNG facilities.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the second quarter 2022 were $64.5 million compared to $41.0 million in the second quarter 2021. Second quarter 2022 O&M expenses increased due to expanded operations as a result of the merger with Oasis Midstream.

Second Quarter 2022 Business Update

Williston Basin

During the second quarter 2022, the Williston Basin averaged crude oil gathering volumes of 76 MBbls/d, natural gas gathering volumes of 241 MMcf/d, natural gas processing volumes of 268 MMcf/d, and produced water gathering volumes of 165 MBbls/d. Natural gas gathering and processing volumes, and produced water gathering volumes increased 70%, 95%, and 99%, respectively, year-over-year as a result of the successful integration of the Oasis Midstream assets in the basin. Additionally, during the quarter the Arrow system continued to benefit from higher percent-of-proceeds revenue as commodity prices remain elevated. During the quarter, there were four rigs running on acreage dedicated to Crestwood and a total of 16 wells were connected. As a result of the late winter storms and temporary labor shortages for oilfield services in the basin, producer well connect schedules in the second quarter were delayed into the second half of the year. Based on current producer forecasts, Crestwood expects between 80 and 90 incremental wells to be connected throughout the third and fourth quarters.

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Crestwood’s asset base has continued to benefit from upstream consolidation trends. On July 1, Oasis and Whiting completed their merger to create Chord Energy Corporation, a Williston Basin focused company, and on July 21, Devon Energy Corporation closed on the acquisition of RimRock Oil and Gas’s acreage in the Williston Basin. Both transactions further high-grade Crestwood’s customer base with larger, better-capitalized counterparties, who both have a long track record of strong execution in the Williston Basin.

During the second quarter 2022, Crestwood invested $26 million in growth capital in the Williston Basin, primarily related to the expansion of the three-product gathering systems for Chord Energy in the City of Williston and Painted Woods areas. Crestwood’s commercial teams continue to leverage their strong relationships in the basin to secure incremental third-party agreements and activity to increase utilization of excess operating capacity in 2023.

Delaware Basin

During the second quarter 2022, the Delaware Basin averaged natural gas gathering volumes of 270 MMcf/d, an increase of 22% year-over-year, and processing volumes of 151 MMcf/d, an increase of 124% year-over-year. Gathering volumes on the Willow Lake system in New Mexico increased significantly year-over-year by 131%, as private producers continue to drive activity levels. As of July 22, 2022 there were 48 rigs operating in Eddy County, New Mexico, making it one of the most active counties in the U.S. During the quarter, Crestwood had an average of seven rigs running on its footprint, three of which were located in Eddy County. Produced water gathering volumes averaged 143 MBbls/d during the second quarter across the Desert Hills and Panther systems, a 183% increase year-over-year, and during the quarter both water gathering systems achieved new daily records. Additionally, crude oil gathering volumes on the system acquired from Oasis Midstream averaged 24 MBbls/d as Percussion Petroleum (“Percussion”) continues to operate three rigs on its asset footprint.

During the second quarter, 41 wells were connected to the Delaware Basin systems. Including the newly acquired Sendero assets, Crestwood now expects more than 120 well-connects in the Delaware Basin in 2022. In the second quarter, capital investment in the Delaware Basin was focused on the expansion of gathering and compression capacity in New Mexico to support the development plans of Crestwood’s producer customers and the expansion of crude oil and water gathering facilities for Percussion. Since closing the Sendero acquisition, Crestwood has made material progress towards completion of the infrastructure projects required to connect the Crestwood system to the Sendero processing plant, providing optionality for processing volumes across the basin and enhancing Crestwood’s ability to compete for new third-party volumes.

Powder River Basin

During the second quarter 2022, the Powder River Basin averaged gathering volumes of 108 MMcf/d and processing volumes of 105 MMcf/d, increases of 8% and 9%, respectively, over the second quarter of 2021. During the second quarter 2022, Crestwood completed and began flowing volumes through the Continental Express Pipeline which transports natural gas from Continental Resources’ (NYSE: CLR)

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(“Continental”) acreage into the Bucking Horse processing complex. Initial volumes have exceeded internal expectations and Crestwood expects these volumes to increase as Continental continues its active drilling program in the basin. During the second quarter, Crestwood invested $3 million in the Powder River Basin related to the completion of the Continental Express Pipeline and well-connects.

Revised 2022 Financial Guidance

For full-year 2022, Crestwood expects Adjusted EBITDA to be in the range of $800 million to $840 million, a $10 million increase at the mid-point. This revised range is driven by the favorable impacts of the Sendero and CPJV acquisitions, partially offset by the divestiture of the Barnett assets, the impacts of the first half of 2022 weather events in North Dakota and timing shifts in well completion activity in the Williston Basin resulting from the winter storms and on-going oilfield services constraints. These projections are subject to risks and uncertainties in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $270 million to $310 million

•	2022E Adjusted EBITDA of $800 million to $840 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing North	$615	—	$635
Gathering & Processing South	180	—	190
Storage & Logistics	60	—	70
Less: Corporate G&A	(55)		(55)

FY 2022 Totals	$800	—	$840

•	Distributable cash flow available to common unitholders of $505 million to $545 million

•	Free cash flow after distributions of $5 million to $45 million

•	Full-year 2022E coverage ratio of 1.9x to 2.1x

•	Full-year 2022E leverage ratio between 3.5x and 4.0x

•	Growth project capital spending and joint venture contributions in the range of $220 million to $240 million

•	Maintenance capital spending in the range of $30 million to $35 million

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Growth Capital Update

Crestwood invested approximately $42 million in consolidated growth capital projects and joint venture contributions during the second quarter 2022 (excluding litigation-related capital pertaining to the Bear Den II processing plant). For full-year 2022, Crestwood expects growth capital in a range of $220 million to $240 million, which incorporates the additional capital requirements for Sendero and CPJV. Compared to the original $160 million to $180 million guidance range, this range includes approximately $15 million in Delaware Basin growth capital that was previously funded within CPJV, $20 million related to Sendero for producer well-connects and the integration of the two gathering systems, and $25 million in newly underwritten expansion projects for Delaware Basin producers.

Robert T. Halpin, President and Chief Financial Officer of Crestwood, commented, “In 2022 we have materially increased the scale of our operating footprint in all of our core growth areas. Crestwood’s commercial and business development teams have successfully utilized our expanded assets to better service our high-graded customer base and create incremental high-returning investment opportunities which will largely integrate Crestwood’s legacy systems with many of the assets we have acquired over the last year. As our customers continue to execute their development plans in this very favorable commodity backdrop, Crestwood is positioned for robust volumetric and cash flow growth in 2023 with substantially lower capital requirements.”

Capitalization and Liquidity Update

As of June 30, 2022, Crestwood had approximately $2.9 billion of debt outstanding, comprised of $2.25 billion of fixed-rate senior notes and $679 million outstanding under its revolving credit facility, resulting in a leverage ratio of 3.7x. Pro forma for the closing of the Sendero and CPJV acquisitions and the Barnett divestiture, Crestwood has $3.3 billion of debt outstanding, including $1.1 billion outstanding on its two revolving credit facilities, and more than $650 million of available liquidity.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) that pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

In June 2022, Crestwood published its fourth annual sustainability report entitled Real Change. In Real Time. The report highlights the achievements the company has made on its first three-year sustainability strategy which culminated in December 2021, as well as outlines details on the next six focus areas that will drive the success of Crestwood’s second three-year sustainability strategy. Recently, Crestwood made progress on its carbon management program by collaborating with Bridger Photonics, Inc. to conduct aerial surveys on 100% of its assets in the Williston and Delaware Basins, including the recently acquired Oasis Midstream and Sendero assets. Through these efforts, Crestwood has developed a better understanding of emissions profiles at each asset and is able to further enhance its current continuous monitoring initiatives, which will overtime result in reduced methane emissions.

For more information on Crestwood’s approach to sustainability and carbon management, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	2022 Citi One-on-One Midstream / Energy Infrastructure Conference, August 16 - 17, 2022, Las Vegas, Nevada

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•	Wells Fargo Leveraged Finance Conference, September 7 - 9, 2022, Nashville, Tennessee

•	NYSE Investor Access Day, September 14, 2022, Virtual

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

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Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP

Investor Contact

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$1,448.0	$929.6	$3,031.8	$1,962.3
Cost of products/services sold	1,213.2	797.2	2,577.6	1,611.0
Operating expenses and other:
Operations and maintenance	46.6	25.8	89.0	58.6
General and administrative	26.5	22.8	69.9	41.5
Depreciation, amortization and accretion	80.6	58.8	155.4	118.0
(Gain) loss on long-lived assets, net	7.2	(0.3)	11.0	1.1

	160.9	107.1	325.3	219.2
Operating income	73.9	25.3	128.9	132.1
Earnings (loss) from unconsolidated affiliates, net	6.0	(27.1)	9.0	(130.8)
Interest and debt expense, net	(40.1)	(35.1)	(76.2)	(71.1)
Loss on modification/extinguishment of debt	—	(1.2)	—	(6.7)
Other income (expense), net	(0.1)	0.1	0.2	0.1

Income (loss) before income taxes	39.7	(38.0)	61.9	(76.4)
Provision for income taxes	(0.3)	(0.1)	(0.3)	—

Net income (loss)	39.4	(38.1)	61.6	(76.4)
Net income attributable to non-controlling partner	10.3	10.3	20.5	20.4

Net income (loss) attributable to Crestwood Equity Partners LP	29.1	(48.4)	41.1	(96.8)
Net income attributable to preferred units	15.0	15.0	30.0	30.0

Net income (loss) attributable to partners	$14.1	$(63.4)	$11.1	$(126.8)

Net income (loss) per limited partner unit:
Basic	$0.14	$(1.00)	$0.12	$(1.85)

Diluted	$0.14	$(1.00)	$0.11	$(1.85)

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	June 30, 2022	December 31, 2021
	(unaudited)
Cash	$13.8	$13.3
Outstanding debt:
Revolving Credit Facility	$679.0	$282.0
Senior Notes	2,250.0	1,800.0
Other	29.1	0.2

Subtotal	2,958.1	2,082.2
Less: deferred financing costs, net	28.6	29.9

Total debt	$2,929.5	$2,052.3

Partners’ capital
Total partners’ capital	$1,923.4	$1,099.6
Common units outstanding	98.0	63.0

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$39.4	$(38.1)	$61.6	$(76.4)
Interest and debt expense, net	40.1	35.1	76.2	71.1
Loss on modification/extinguishment of debt	—	1.2	—	6.7
Provision for income taxes	0.3	0.1	0.3	—
Depreciation, amortization and accretion	80.6	58.8	155.4	118.0

EBITDA (a)	$160.4	$57.1	$293.5	$119.4
Significant items impacting EBITDA:
Unit-based compensation charges	8.6	7.6	17.2	9.9
(Gain) loss on long-lived assets, net	7.2	(0.3)	11.0	1.1
(Earnings) loss from unconsolidated affiliates, net	(6.0)	27.1	(9.0)	130.8
Adjusted EBITDA from unconsolidated affiliates, net	10.9	21.0	18.5	46.7
Change in fair value of commodity inventory-related derivative contracts	(4.9)	32.6	0.8	2.1
Significant transaction and environmental related costs and other items	3.5	0.6	20.5	1.1

Adjusted EBITDA (a)	$179.7	$145.7	$352.5	$311.1

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$179.7	$145.7	$352.5	$311.1
Cash interest expense (c)	(40.4)	(33.4)	(76.0)	(67.9)
Maintenance capital expenditures (d)	(7.4)	(5.3)	(8.8)	(8.3)
Adjusted EBITDA from unconsolidated affiliates, net	(10.9)	(21.0)	(18.5)	(46.7)
Distributable cash flow from unconsolidated affiliates	10.1	19.5	16.8	44.3
PRB cash received in excess of recognized revenues (e)	2.7	5.7	9.8	12.3
Provision for income taxes	(0.3)	(0.1)	(0.3)	—

Distributable cash flow attributable to CEQP	133.5	111.1	275.5	244.8
Distributions to preferred	(15.0)	(15.0)	(30.0)	(30.0)
Distributions to Niobrara preferred	(10.4)	(10.3)	(20.7)	(20.6)

Distributable cash flow attributable to CEQP common	$108.1	$85.8	$224.8	$194.2

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating Cash Flows to Adjusted EBITDA
Net cash provided by operating activities	$29.5	$35.0	$252.0	$293.5
Net changes in operating assets and liabilities	106.9	33.1	(6.0)	(89.7)
Amortization of debt-related deferred costs	(0.4)	(1.7)	(1.2)	(3.4)
Interest and debt expense, net	40.1	35.1	76.2	71.1
Unit-based compensation charges	(8.6)	(7.6)	(17.2)	(9.9)
Gain (loss) on long-lived assets, net	(7.2)	0.3	(11.0)	(1.1)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions received	(0.2)	(37.3)	0.2	(141.1)
Deferred income taxes	—	0.1	0.1	0.1
Provision for income taxes	0.3	0.1	0.3	—
Other non-cash income (expense)	—	—	0.1	(0.1)

EBITDA (a)	$160.4	$57.1	$293.5	$119.4
Unit-based compensation charges	8.6	7.6	17.2	9.9
(Gain) loss on long-lived assets, net	7.2	(0.3)	11.0	1.1
(Earnings) loss from unconsolidated affiliates, net	(6.0)	27.1	(9.0)	130.8
Adjusted EBITDA from unconsolidated affiliates, net	10.9	21.0	18.5	46.7
Change in fair value of commodity inventory-related derivative contracts	(4.9)	32.6	0.8	2.1
Significant transaction and environmental related costs and other items	3.5	0.6	20.5	1.1

Adjusted EBITDA (a)	$179.7	$145.7	$352.5	$311.1

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$179.7	$145.7	$352.5	$311.1
Cash interest expense (c)	(40.4)	(33.4)	(76.0)	(67.9)
Maintenance capital expenditures (d)	(7.4)	(5.3)	(8.8)	(8.3)
Adjusted EBITDA from unconsolidated affiliates, net	(10.9)	(21.0)	(18.5)	(46.7)
Distributable cash flow from unconsolidated affiliates	10.1	19.5	16.8	44.3
PRB cash received in excess of recognized revenues (e)	2.7	5.7	9.8	12.3
Provision for income taxes	(0.3)	(0.1)	(0.3)	—

Distributable cash flow attributable to CEQP	133.5	111.1	275.5	244.8
Distributions to preferred	(15.0)	(15.0)	(30.0)	(30.0)
Distributions to Niobrara preferred	(10.4)	(10.3)	(20.7)	(20.6)

Distributable cash flow attributable to CEQP common	$108.1	$85.8	$224.8	$194.2

Free Cash Flow After Distributions (f)
Distributable cash flow attributable to CEQP common	$108.1	$85.8	$224.8	$194.2
Less: Growth capital expenditures	42.6	6.4	66.8	11.9
Less: Distributions to common unitholders (g)	64.2	39.3	128.4	78.6

Free cash flow after distributions	$1.3	$40.1	$29.6	$103.7

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.

(g)

Excludes $7.4 million of distributions made on August 12, 2022 related to the 11.3 million CEQP common units issued in conjunction with the acquisition of the remaining 50% interest in Crestwood Permian Basin Holdings LLC on July 11, 2022.

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CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gathering and Processing North
Revenues	$431.0	$232.8	$793.6	$467.9
Costs of product/services sold	250.8	120.5	456.4	236.7
Operations and maintenance expenses	27.5	9.0	51.2	24.1
Gain on long-lived assets, net	—	0.3	—	0.1

EBITDA	$152.7	$103.6	$286.0	$207.2
Gathering and Processing South
Revenues	$35.3	$24.7	$66.0	$49.3
Costs of product/services sold	0.6	0.1	—	0.4
Operations and maintenance expenses	7.6	5.7	14.3	12.0
Loss on long-lived assets, net	(7.1)	—	(6.9)	(1.3)
Earnings from unconsolidated affiliates, net	4.8	1.0	7.4	0.2

EBITDA	$24.8	$19.9	$52.2	$35.8
Storage and Logistics
Revenues	$981.7	$672.1	$2,172.2	$1,445.1
Costs of product/services sold	961.8	676.6	2,121.2	1,373.9
Operations and maintenance expenses	11.5	11.1	23.5	22.5
Gain (loss) on long-lived assets, net	(0.1)	—	(4.1)	0.1
Earnings (loss) from unconsolidated affiliates, net	1.2	(28.1)	1.6	(131.0)

EBITDA	$9.5	$(43.7)	$25.0	$(82.2)
Total Segment EBITDA	$187.0	$79.8	$363.2	$160.8
Corporate	(26.6)	(22.7)	(69.7)	(41.4)

EBITDA	$160.4	$57.1	$293.5	$119.4

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CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gathering and Processing North
Gas gathering volumes (MMcf/d)
Williston Basin	240.8	141.8	244.2	138.0
Powder River Basin	107.8	99.6	103.0	99.0

Total gas gathering volumes	348.6	241.4	347.2	237.0
Processing volumes (MMcf/d)
Williston Basin	267.6	137.1	273.9	133.4
Powder River Basin	104.8	96.1	99.5	96.8

Total processing volumes	372.4	233.2	373.4	230.2
Williston Basin
Crude oil gathering volumes (MBbls/d)	76.2	89.3	78.0	94.8
Water gathering volumes (MBbls/d)	164.6	82.9	169.0	82.5
Gathering and Processing South
Gas gathering volumes (MMcf/d)
Marcellus	209.5	227.8	212.1	231.1
Barnett	211.6	211.0	212.9	198.1
Delaware Basin (a)	269.9	222.0	252.2	201.9

Total gas gathering volumes	691.0	660.8	677.2	631.1
Processing volumes (MMcf/d)
Barnett	69.7	77.1	70.4	76.4
Delaware Basin (a)	150.5	67.3	133.8	60.8

Total processing volumes	220.2	144.4	204.2	137.2
Compression volumes (MMcf/d)	218.4	249.1	230.0	263.6
Delaware Basin—Crude oil gathering volumes (MBbls/d)	23.6	—	21.9	—
Delaware Basin—Water gathering volumes (MBbls/d) (a)	142.7	50.5	122.6	49.3
Storage and Logistics
Gulf Coast Storage—firm contracted capacity (Bcf) (a)	28.9	28.8	28.9	29.6
% of operational capacity contracted	75%	75%	75%	77%
Firm storage services (MMcf/d) (a)	244.0	273.6	319.0	358.2
Interruptible services (MMcf/d) (a)	161.3	82.7	158.3	66.4
COLT Hub
Rail loading (MBbls/d)	10.2	46.1	14.1	48.8
Outbound pipeline (MBbls/d) (b)	26.7	18.3	26.1	14.2
NGL Operations
NGL volumes sold or processed (MBbls/d)	116.0	114.0	137.9	132.6
NGL volumes trucked (MBbls/d)	18.2	16.9	20.6	19.5

(a)	Includes our 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.

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CRESTWOOD EQUITY PARTNERS LP

Revised Full Year 2022 Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow Guidance

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

Expected 2022 Range Low - High
Net Income Reconciliation
Net income	$270 - $310
Interest and debt expense, net	175 - 180
Depreciation, amortization and accretion	330 - 345
Unit-based compensation charges	30 - 35
Earnings from unconsolidated affiliates, net	(10) - (15)
Adjusted EBITDA from unconsolidated affiliates	25 - 30
Other (a)	(40)

Adjusted EBITDA	$800 - $840
Cash interest expense (b)	(175) - (180)
Maintenance capital expenditures (c)	(30) - (35)
PRB cash received in excess of recognized revenues (d)	15 - 20
Adjusted EBITDA from unconsolidated affiliates	(25) - (30)
Distributable cash flow from unconsolidated affiliates	22 - 27
Cash distributions to preferred unitholders (e)	(101)

Distributable cash flow attributable to CEQP (f)	$505 - $545

Cash Flows from Operating Activities Reconciliation
Net cash provided by operating activities, net	$640 - $680
Interest and debt expense, net	175 - 180
Adjusted EBITDA from unconsolidated affiliates	25 - 30
Earnings from unconsolidated affiliates, net	(10) - (15)
Amortization of debt-related deferred costs	(6)
Changes in operating assets and liabilities, net	(25) - (30)

Adjusted EBITDA	$800 - $840
Cash interest expense (b)	(175) - (180)
Maintenance capital expenditures (c)	(30) - (35)
PRB cash received in excess of recognized revenues (d)	15 - 20
Adjusted EBITDA from unconsolidated affiliates	(25) - (30)
Distributable cash flow from unconsolidated affiliates	22 - 27
Cash distributions to preferred unitholders (e)	(101)

Distributable cash flow attributable to CEQP (f)	$505 - $545
Less: Growth capital expenditures	220 - 240
Less: Distributions to common unitholders(g)	271

Free cash flow after distributions (h)	$5 - $45

(a)	Includes gain (loss) on long-lived assets and significant transaction and environmental related costs and other items.
(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(e)	Includes cash distributions to preferred unitholders and Crestwood Niobrara preferred unitholders.
(f)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(g)

Excludes $7.4 million of distributions made on August 12, 2022 related to the 11.3 million CEQP common units issued in conjunction with the acquisition of the remaining 50% interest in Crestwood Permian Basin Holdings LLC on July 11, 2022.

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(h)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.